UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 27, 2014

INSYS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35902	51-0327886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1333 South Spectrum Blvd, Suite 100, Chandler, Arizona	85286
(Address of Principal Executive Offices)	(Zip Code)

(602) 910-2617
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers

On October 27, 2014, Insys Therapeutics, Inc. (the “Company”) entered into a Separation and Consulting Agreement (the “Agreement”) with Christopher Homrich, its Senior Vice President, Operations. Pursuant to the Agreement, Mr. Homrich resigns his employment position with the Company as of October 27, 2014 (the “Resignation Date”). For a period of twelve months from the Resignation Date, Mr. Homrich is obligated to perform certain consulting services in exchange for consulting fees that, in the aggregate, will total $312,500. The Agreement provides for other obligations and covenants including: (i) in consideration for Mr. Homrich’s release of claims in the Agreement, the acceleration of vesting of unvested shares subject to any outstanding stock options granted to Mr. Homrich, (ii) the payment by the Company of the employer portion of COBRA benefits for Mr. Homrich and his family and (iii) customary covenants that relate to non-compete, non-disparagement, confidentiality and cooperation obligations.

Mr. Homrich is leaving pursuant to a jointly planned transition that allows him to pursue other interests and the Company’s management team believes it is in the best interest of the Company to secure Mr. Homrich’s consulting services during this twelve-month transition period. Under the terms and conditions of the Agreement, Mr. Homrich is permitted to pursue other employment opportunities during the period of his consulting services.

The above description of the Agreement is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which is filed with this Form 8-K at Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Separation and Consulting Agreement dated October 31, 2014 between Insys Therapeutics, Inc. and Christopher Homrich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2014	Insys Therapeutics, Inc.

	By:	/s/ Darryl Baker
Darryl Baker
Chief Financial Officer